Exhibit 97.1

BrightView Holdings, Inc.

Clawback Policy

Approved by the Board of Directors on November 13, 2023

Effective as of October 2, 2023

1.
Purpose. The purpose of this Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company Group. This Policy is designed to comply with, and will be interpreted in a manner that is consistent with, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 10D of the Exchange Act and the Listing Standards.

2.
Administration. This Policy shall be administered by the Committees. Any determinations made by the Committees shall be final and binding on all affected individuals.

3.
Definitions. For purposes of this Policy, the following capitalized terms shall have the meanings set forth below.

(a)
“Accounting Restatement” shall mean an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including (i) any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)
“Board” shall mean the Board of Directors of the Company.

(c)
“Clawback Eligible Incentive Compensation” shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such individual is serving as an Executive Officer on the Restatement Date), all Incentive-based Compensation Received by such Executive Officer (i) on or after the Effective Date, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association and (iv) during the applicable Clawback Period.

(d)
“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of at least nine months shall count as a completed fiscal year).

(e)
“Committees” shall mean the Audit Committee and Compensation

Committee of the Board.

(f)
“Company” shall mean BrightView Holdings, Inc., a Delaware corporation.

(g)
“Company Group” shall mean the Company, together with each of its direct and indirect subsidiaries.

(h)
“Effective Date” shall mean October 2, 2023.

(i)
“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

(j)
“Exchange” shall mean the New York Stock Exchange or any other national securities exchange on which the Company’s securities are listed.

(k)
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)
“Executive Officer” shall mean the Company’s current and former president, principal financial officer, principal accounting officer (or if there is no principal accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function for the Company, or any other person who performs similar policy-making functions for the Company, as determined by the Committees in accordance with Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. Identification of an executive officer for purposes of this Policy includes at a minimum executive officers identified pursuant to 17 C.F.R. § 229.401(b).

(m)
“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.

(n)
“Incentive-based Compensation” shall mean any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. To the maximum extent permitted by the applicable SEC and Exchange listing rules, Incentive-based Compensation does not include: (i) bonuses paid solely at the discretion of the Board or the Committees that are not paid from a bonus pool that is determined by satisfying a Financial Reporting Measure performance goal or solely upon satisfying one or more subjective standards and/or completion of a specified employment period, (ii) non-equity incentive plan awards earned solely upon satisfying one or more strategic or operational measures that are not Financial Reporting Measures, (iii) equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon the completion of a specified employment period and/or attaining one or more non-Financial Reporting Measures or (iv) any Incentive-based Compensation received before the Company had a class of securities listed on the Exchange.

(o)
“Listing Standards” shall mean Section 303A.14 of the New York Stock Exchange Listed Company Manual or the listing standards of any other national securities exchange on which the Company’s securities are listed.

(p)
“Policy” shall mean the BrightView Holdings, Inc. Clawback Policy, as the same may be amended and/or restated from time to time.

(q)
“Received” shall, with respect to any Incentive-based Compensation, mean actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.

(r)
“Restatement Date” shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

(s)
“SEC” shall mean the U.S. Securities and Exchange Commission.

4.
Repayment of Erroneously Awarded Compensation.

(a)
In the event of an Accounting Restatement, the Committees shall determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and thereafter, provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committees based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the Exchange).

(b)
The Committees shall take such action as it deems appropriate to recover Erroneously Awarded Compensation reasonably promptly after such obligation is incurred and shall have broad discretion to determine the appropriate means of recovery of such Erroneously Awarded Compensation based on all applicable facts and circumstances. The Committees may seek recoupment in the manner it chooses, in its sole discretion, which may include, without limitation, one or a combination of the following to the maximum extent permitted by applicable law: (i) direct reimbursement from the Executive Officer of Incentive-based Compensation previously paid, (ii) deduction of the recouped amount from unpaid compensation otherwise owed by the Company to the Executive Officer, (iii) set-off, (iv) rescinding or cancelling vested or unvested equity or cash based awards, and (v) any other remedial and recovery action permitted by law, as determined by the Committees. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company Group accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

(c)
To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company Group when due (as determined in accordance with Section 4(b) above), the Company shall, or shall cause one or more other members of the Company Group to, take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer. The applicable Executive Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by the Company Group in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d)
Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committees determine that recovery would be impracticable:

(i)
The direct expenses paid to a third party to assist in enforcing this Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to the Exchange.

(ii)
Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and a copy of the opinion is provided to the Exchange; or

(iii)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company Group, to fail to meet the requirements of 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a) and regulations thereunder.

5.
Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including any disclosure required by the applicable SEC filings.

6.
Indemnification Prohibition. No member of the Company Group shall be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company Group’s enforcement of its rights under this Policy. Further, no member of the Company Group shall enter into any agreement that exempts any Incentive-based Compensation from the application of this Policy or that waives the Company Group’s right to recover any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date). For the avoidance of doubt, no member of the Company Group may pay or reimburse any Executive Officer for the cost of third-party insurance purchased by an Executive Officer to fund potential recovery obligations under this Policy.

7.
Interpretation. The Committees are authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.

8.
Effective Date. This Policy shall be effective as of the Effective Date.

9.
Amendment; Termination. The Committees may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committees may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Federal securities laws, SEC rules or the rules of any national securities exchange or national securities association on which the Company’s securities are listed.

10.
Other Recoupment Rights. The Committees intend that this Policy will be applied to the fullest extent of the law. This Policy shall be incorporated by reference into and shall apply to all incentive, bonus, equity, equity-based and compensation plans, agreements, and awards outstanding as of the Effective Date or entered into on or after the Effective Date. The Committees may also require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date be conditioned upon the Executive Officer’s agreement to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company Group under applicable law, regulation or rule or pursuant to any other policy of the Company Group or the terms of any similar provision in any employment agreement, incentive award agreement, or similar agreement applicable to the Executive Officer (“Separate Clawback Rights”). Notwithstanding the foregoing, there shall be no duplication of recovery of the same Erroneously Awarded Compensation under this Policy and the Separate Clawback Rights, unless required by applicable law; provided, however, if such Separate Clawback Right provides for a greater recovery of Erroneously Awarded Compensation such Separate Clawback Right shall apply with respect to the amount in excess of the amount subject to recovery under this Policy.

11.
Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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